Exhibit 10.9

SUBLEASE AGREEMENT

This sublease made the 10th day of June, 2015, between ActiveCare, Inc hereinafter referred to as sublessee and Humaneyezed LLC, Domega Inc. and LandVoice Data, LLC hereinafter referred to as sublessor.

WITNESSETH; that the sublessor hereby subleases to the sublessee, and the sublessee hereby hires and takes from the sublessor, the following premises; approximately 6,900 rentable square feet of office space in the building 1365 West Business Park Drive, Orem, UT 84058 (See Exhibit A)

The premises are to be used and occupied by the sublessee as Office space on thirty seven (37) month and 21 day term. The sublease shall commence on the 10th day of June, 2015 and to end on the 31st day of July 2018, unless sooner provided, with rent payable in advance on the first day of each and every calendar month during said term, beginning 10th day of June, 2015.

The said premises are the same premises referred to in a lease between Countryview Properties, LLC, as the lessor and ActiveCare Inc. as the lessee, dated the 9th day of February 2013, assigned by Countryview  Properties,  LLC("Assignor")  to  Fackrell  Holdings,  LLC ("New Landlord"),  dated  the    day of the 10th day of June, 2015.  As per the lease Assumption agreement with ActiveCare Inc. (Assignor) and Humaneyezed LLC, Domega Inc. and LandVoice Data, LLC (Assignee), ActiveCare Inc. is released from obligations under the lease transferred to Fackrell Holdings as indicated herein.

The terms, covenants, provisions and conditions of said Sublease are hereby incorporated herein shall be binding upon both parties hereto, those applying to the Landlord therein shall apply to the lessor herein but only to the extent Landlord performs such terms and conditions, and those applying to the Tenant therein shall apply to the lessee herein and with the following exceptions:

a.	Sublessee shall pay rent according to the following rental schedule on 6,900 Square Feet, which payment shall be made directly to Humaneyezed LLC, Domega Inc. and LandVoice Data.

Size			PSF Price	Monthly Base Rent
6,900	7/1/2015	2/28/2016	$17.98	$10,339.80
6,900	3/1/2016	2/28/2017	$18.52	$10,649.99
6,900	3/1/2017	2/28/2018	$19.08	$10,969.49
6,900	3/1/2018	7/31/2018	$19.65	$11,298.57

The monthly rent payable hereunder shall be Ten thousand three hundred thirty nine dollars and eighty cents ($10,339.80) per month Full Service. Sublessor shall be responsible for gas, and electric. Sublessor will cover property taxes, building insurance and common area maintenance fees. Sublessee will be responsible to pay for their personal phone, internet, and in suite janitorial. There shall be 3% increases per annum according to the following schedule:

b.
SERVICE OF NOTICES: Any and all notices and demands shall be in writing and shall be validly given or made if served if either personally or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. If such notice or demand is served personally, service shall be conclusively deemed made upon date indicated upon the return receipt.

c.	Any notice of demand to lessor shall be addressed to Humaneyezed LLC, Domega Inc. and
LandVoice Data,  LLC.  Any party hereto may change its address for the purpose of receiving notices, payments or demands as herein provided by a written notice given in the manner aforesaid to the other party hereto.

d.
All payments for rent will be made to Humaneyezed LLC, Domega Inc. and LandVoice Data, LLC, bylessee to Humaneyezed LLC, Domega Inc. and LandVoice Data, LLC, by lessee to 1365 West Business Park Drive Orem, UT 84058.

e.
Security Deposit. Concurrently with sublessee's execution of this Sublease, sublessee shall depositwith sublessor the sum of ten thousand nine hundred sixty nine dollars and ninety nine cents ($10,969.99) (hereinafter the "Security Deposit"). The Security Deposit shall be held by sublessor for the faithful performance by sublessee of all of the terms, covenants, and conditions of this sublease to be kept and performed by sublessee during the term of this sublease. If sublessee defaults with respect to any provision of this sublease, including but not limited to the provisions relating to the payment of Monthly Base Rent, and any costs, expenses, and charges payable under the provisions of this sublease, sublessor may, but shall not be obligated to use, apply or retain all or a part of the Security Deposit for the payment of any amount which sublessor may spend by reason of sublessee's default or to compensate sublessor for any other loss or damage which sublessor may suffer by reason of sublessee's default. If any portion of the Security Deposit is so used or applied, sublessee shall, within ten (10) days after written demand, deposit with sublessor an amount sufficient to restore the Security Deposit to its original amount; and sublessee's failure to do so shall be a material breach of this sublease. Sublessor shall not be required to keep the Security Deposit separate from sublessor's general funds, and sublessee shall not be entitled to interest on the Security Deposit. If sublessee shall fully and faithfully perform every provision of this sublease to be performed by sublessee, the Security Deposit or any balance thereof shall be returned to sublessee or, at sublessor's option, to the last permitted assignee of sublessee's interest under this sublease within thirty (30) days of the expiration of the term of this sublease and after sublessee or sublessee's permitted assignee has vacated the Premises or within fifteen (15) days of receipt of sublessee's new mailing address, whichever is later. In the event of termination of sublessor's interest in this sublease, sublessor shall transfer the Security Deposit to sublessor's successor in interest whereupon sublessee agrees to release sublessor from liability for the return of the Security Deposit or any accounting therefore.

f.	Sublessee shall have the use of 4.5 parking stalls per 1,000 Square Feet of the subleased premises.

g.
Sublessee shall have the first right of refusal on the 3,100 SF space on the main floor. Sublessee shall have 5 business days after receiving written notification of an accepted offer to determine if they would like to match the offer.

h.	This sublease shall be contingent upon the Buyer, Fackrell Holdings, LLC Closing on the property.

IN WITNESS WHEREOF, the parties hereto have executed this sublease in duplicate the day and year first above written.

SUBLESSOR: Humaneyezed LLC, Domega Inc. and LandVoice Data, LLC

By:

Its:

SUBLESSEE: ActiveCare, Inc.

By:

Its:

LESSOR: Fackrell Holdings, LLC
By:

Its:

EXHIBIT A